Exhibit 3.3

AMERICASBANK CORP.

ARTICLES SUPPLEMENTARY

AmericasBank Corp., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly divided and classified Six Hundred Twenty-Five Thousand (625,000) shares of the authorized but unissued Preferred Stock, par value $0.01 per share, of the Corporation into a series designated as “Series A Preferred Stock” of the Corporation, and has provided for the issuance of such series.

SECOND: The reclassification increases the number of shares classified as Series A Preferred Stock from Zero (0) shares prior to the reclassification to Six Hundred Twenty-Five Thousand (625,000) shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock from Five Million (5,000,000) shares prior to the reclassification to Four Million Three Hundred Seventy-Five Thousand (4,375,000) shares immediately after the reclassification.

THIRD: The terms of the Series A Preferred Stock as set by the Board of Directors, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and the terms or conditions of redemption, are as follows:

(a) Dividends. When, as, and if any dividends or other distributions of cash, securities, or other property are declared by the Board of Directors of the Company in respect of any issued and outstanding shares of the Corporation’s common stock, $0.01 par value per share (the “Common Stock”), each holder of Series A Preferred Stock will be entitled to receive an amount of such cash, securities, or other property per share of Series A Preferred Stock that is equal to the per share amount of such cash, securities, or other property which is payable to the holders of the Company’s Common Stock.

(b) Voting Power. Except as provided in Section (d) of this ARTICLE THIRD, the holders of Series A Preferred Stock shall have the right to vote together with the holders of the Corporation’s Common Stock, and not as a separate class or voting group, on all matters presented to the Corporation’s stockholders. Each share of Series A Preferred Stock entitles the holder of that share to one vote.

(c) Voluntary or Involuntary Dissolution, Liquidation or Winding Up of the Corporation.

(i) Preference Right. Upon the liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to any holders of Junior Stock (as defined below), the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the “Proceeds”), an amount per share equal to the Preference Amount (as defined below) or such lesser amount remaining after the claims of all creditors have been satisfied. If such payment shall have been made in full to all holders of shares of Series A Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of Junior Stock (as defined below), according to their respective rights and preferences and in each case according to their respective number of shares. If the Proceeds are insufficient to pay each holder of Series A Preferred Stock an amount per share equal to the Preference Amount, then each such holder shall share in the Proceeds in the same proportion that the number of shares of Series A Preferred Stock registered in the name of such holder bears to the total number of shares of Series A Preferred Stock then outstanding.

(ii) Preference Amount. The “Preference Amount” per share of Series A Preferred Stock shall be $3.20 (as equitably adjusted for stock splits, stock dividends, and other recapitalization events directly affecting the Series A Preferred Stock).

(iii) Merger, Consolidation, etc. Notwithstanding the foregoing, upon any (i) sale, lease or other disposition of all or substantially all of the assets of the Corporation, (ii) consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization, or (iii) transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of the Corporation’s outstanding voting power is transferred, the holders of Series A Preferred Stock shall be entitled to receive the cash, securities or other property in the amount that they would have received under paragraph (c)(ii) upon a liquidation or such amount per share offered to the holders of the Corporation’s Common Stock, whichever amount is greater.

(iv) Junior Stock. As used in these Articles Supplementary, the term “Junior Stock” shall mean the Common Stock and any other class or series of shares of the Corporation hereafter authorized over which Series A Preferred Stock have preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(d) Restrictions on Certain Corporate Action. So long as any Series A Preferred Stock are outstanding, in addition to any other vote of shareholders required by law or by the Corporation’s Charter, the affirmative vote of the holders of at least a majority of the Series A Preferred Stock, acting as a single class, given in person or by proxy, at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Any amendment, supplement or alteration to the Charter of the Corporation (of which these Articles Supplementary are a part) which affects materially or adversely the preferences, voting powers or other rights of the Series A Preferred Stock; provided, however, that for purposes of this subparagraph, any amendment, supplement or alteration to the Charter of the Corporation which authorizes or creates, or increases the authorized amount of, any shares of Junior Stock shall not be deemed to affect materially or adversely the preferences, voting powers or other rights of the Series A Preferred Stock; or

(ii) The creation or authorization of any shares of any class or series, or any security convertible into shares of any class or series, (1) ranking prior to or on a parity with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or (2) ranking prior to the Series A Preferred Stock in the payment of dividends.

(e) No Other Rights. Except as required by law, the Series A Shares shall not have any relative, participating, optional or other special rights and powers other than as set forth herein.

FOURTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation’s capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

FIFTH: The Board of Directors of the Corporation, at a meeting duly called and held, authorized and adopted resolutions designating and classifying the capital stock of the Corporation as set forth in these Articles Supplementary.

[Signatures on next page]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chairman and President and attested to by its Secretary on this 28 day of March, 2003.

ATTEST:	AmericasBank Corp. A Maryland Corporation

/s/ Nicholas Belitsos, M.D.	By:	/s/ Lee Warner
Nicholas Belitsos, M.D.		Lee Warner
Secretary		Chairman and President

CERTIFICATE

THE UNDERSIGNED, Chairman and President of AmericasBank Corp., a Maryland corporation (the “Corporation”), who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

/s/ Lee Warner
Lee Warner, Chairman and President

4